UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2007

APPLE REIT SEVEN, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-125546	20-2879175
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Seven, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

On January 16, 2007, we caused our wholly-owned subsidiary, Apple Seven Hospitality Ownership, Inc., to enter into a series of purchase contracts for the potential purchase of four hotels. These contracts include separate purchase contracts with each of the four entities that hold the hotels. If a closing occurs under each purchase contract, our purchasing subsidiary will become the sole member of each of the four limited liability companies that currently own the properties. These four entities have substantial common ownership but do not have any relationship to us or our subsidiaries, other than through the purchase contracts.

There can be no assurance at this time that our purchasing subsidiary will in fact purchase any of these hotels. The table below describes the four hotels:

Hotel Location	Franchise (a)	Seller	Number of Rooms	Purchase Price
Columbus, Georgia	Fairfield Inn®	Sunbelt-Columbus, L.L.C.	79	$7,332,597
Dothan, Alabama	Fairfield Inn®	Blumberg-Dothan Motel, L.L.C.	63	4,584,044
Lakeland, Florida	Courtyard by Marriott®	Sunbelt-Lakeland, L.L.C.	78	9,805,236
Tallahassee, Florida	Fairfield Inn®	Sunbelt-Tallahassee, L.L.C.	79	6,646,620

TOTAL			299	$28,368,497

Note:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

The initial deposit under each separate purchase contract was $100,000. Each initial deposit is refundable to our purchasing subsidiary upon its election to terminate a purchase contract during the “review period.” The review period under each purchase contract expires on February 15, 2007. In the event our purchasing subsidiary does not elect to terminate a purchase contract during the review period, our purchasing subsidiary is required to make an additional deposit of $100,000 within three (3) business days after the expiration of the review period. If a closing occurs under a purchase contract, the deposits will be credited toward the purchase price of the applicable entities upon closing.

During the review period, we will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotels. Our purchasing subsidiary may terminate a purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to a hotel as a result of its review that will cause it to terminate the agreement to purchase the hotel. If our purchasing subsidiary terminates a purchase contract before closing and after the review period, and the termination is not based on the sellers’ failure to satisfy a required condition, the escrow agent will release the deposits to the seller.

The initial deposit under each purchase contract was funded by the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposit and purchase price under each purchase contract would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

The purchase contracts also contemplate that our purchasing subsidiary would assume existing loans secured by three of the hotels. The aggregate outstanding principal balance for these loans is approximately $9,432,000. The loans have annual fixed interest rates that range from 6.80% to 7.35% and have maturity dates that range from March 2008 to January 2013. The table below describes these loans:

Hotel Location	Franchise	Outstanding Principal Balance (a)	Interest Rate	Maturity Date
Dothan, Alabama	Fairfield Inn®	$1,674,000	7.35%	March 2008
Lakeland, Florida	Courtyard by Marriott®	4,239,000	6.80%	January 2013
Tallahassee, Florida	Fairfield Inn®	3,519,000	6.80%	January 2013

TOTAL		$9,432,000

Note:

(a)	All loans provide for monthly payments of principal and interest on an amortized basis

Each purchase contract provides that the existing franchise agreement and management agreement for the applicable hotel will be terminated if a closing occurs. It is expected that our leasing subsidiary will enter into new franchise and management agreements with the same parties to continue the existing franchise and management relationships.

Certain closing conditions must be met before or at the closing under each purchase contract, and many of these conditions are currently unsatisfied. They include, but are not limited to the following: the sellers having performed and complied in all material respects with the covenants under each of the purchase contracts; all third party consents having been obtained; and the applicable franchise and management agreements shall have been terminated and new franchise and management agreements shall have been executed for each property. If any of the closing conditions under a purchase contract are not satisfied by the seller, our purchasing subsidiary may terminate the purchase contract and receive a refund of the deposits.

Accordingly, as of the date of this report and until any closing on the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire any or all of these hotels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Seven, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

January 19, 2007